EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 7, 2009—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2009, of $15.0 million or 65 cents per share, compared to $13.8 million or 63 cents per share for the same period in the prior year.

Earnings from the gas utility increased $1.2 million compared to the first quarter of 2008. In 2008, first-quarter earnings were lower due to a payment on a weather hedge. During the first quarter of 2009, the company experienced lower retail sales volumes of 2.6% due to milder weather compared to the same period in the prior year. This was offset by a benefit from the company's gas cost incentive mechanism.

Increased earnings from gas operations were partially offset by lower electric sales during the first quarter of 2009. A 2.8% decrease in electric revenue is due to lower customer demand and lower sales for resale.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2009	2008
Operating revenue	$181,144	$189,996
Operating income	$24,336	$24,308
Net income	$14,952	$13,837
Earnings per share (basic and diluted)	$0.65	$0.63
Weighted average shares outstanding (basic and diluted)	22,956	21,989

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com